EXHIBIT 23.3

CONSENT OF ALEXANDRE DORVAL, P. ENG.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Alexandre Dorval
By: Alexandre Dorval, P. Eng.

Dated: June 18, 2025